Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com

Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com

Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS THIRD QUARTER 2018 RESULTS

•	Net loss of $1.3 billion, or $1.41 per share, for the third quarter of 2018, compared to a net loss of $1.7 billion, or $1.91 per share, in the prior-year quarter
•	Adjusted after-tax loss of $301 million, or $0.34 per share, for the third quarter of 2018, compared to an adjusted after-tax loss of $1.1 billion, or $1.22 per share, in the prior-year quarter
•	Net pre-tax catastrophe losses of $1.6 billion ($1.3 billion after-tax or $1.45 per share) within previously disclosed range
•	Net prior year loss reserve development was flat year-to-date, including net unfavorable prior year loss reserve development of $170 million in the third quarter of 2018
•	General Insurance focus continues on key strategic priorities including underwriting, reinsurance and expense reduction
•	Life and Retirement delivered another quarter of solid double-digit adjusted ROEs and sales growth in Individual and Group Retirement and Life Insurance
•	Share and warrant repurchases of $350 million for the third quarter of 2018 and $1.0 billion year-to-date

NEW YORK, October 31, 2018 - American International Group, Inc. (NYSE: AIG) today reported a net loss of $1.3 billion, or $1.41 per share, for the third quarter of 2018, compared to a net loss of $1.7 billion, or $1.91 per share, in the prior-year quarter. Adjusted after-tax loss was $301 million, or $0.34 per share, for the third quarter of 2018, compared to an adjusted after-tax loss of $1.1 billion, or $1.22 per share, in the prior-year quarter.

“In the third quarter we continued to execute against our strategic priorities for delivering long-term, profitable growth,” said Brian Duperreault, President and Chief Executive Officer. “While managing a significant number of global catastrophic events, General Insurance continued to make progress against key initiatives, including improving underwriting capabilities, repositioning reinsurance structures, adding world class talent and driving efficiencies.  We remain on track to produce an underwriting profit.  Life and Retirement achieved increased sales and solid double digit returns, reflecting the strength of our product expertise and distribution networks.”

Mr. Duperreault added, “Looking ahead, we continue to work with a sense of urgency and are taking decisive actions across the company to position AIG for the future.”

FOR IMMEDIATE RELEASE

THIRD QUARTER FINANCIAL SUMMARY*

	Three Months Ended September 30,
($ in millions, except per share amounts)	2018	2017
Net loss	$(1,259)	$(1,739)
Net loss per diluted share	$(1.41)	$(1.91)
Adjusted after-tax loss	$(301)	$(1,111)
Adjusted after-tax loss per diluted share	$(0.34)	$(1.22)

Return on equity	(8.4)%	(9.5)%
Adjusted return on equity	(2.4)%	(8.4)%
Adjusted return on attributed equity - Core	(3.6)%	(11.6)%

Book value per common share	$66.23	$80.62
Book value per common share, excluding accumulated other comprehensive income	66.83	74.01
Adjusted book value per common share	55.58	57.44
*Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

THIRD QUARTER 2018 HIGHLIGHTS

Previously Disclosed Pre-tax Catastrophe Losses of $1.6 billion Reflect AIG’s Global Presence – Catastrophe losses in Japan represented over half of the overall catastrophe losses in the quarter. Our losses reflect the unique severity and frequency of one of Japan’s worst catastrophe seasons in 25 years and AIG’s footprint as the largest foreign-based insurer in the country. Japan catastrophe losses are net of $264 million of reinsurance recoveries under our Japanese reinsurance program. Catastrophe losses in North America accounted for just under half of the overall catastrophe losses in the quarter and were largely due to Hurricane Florence and revisions to the loss estimates on the California mudslides. Validus’ net catastrophe losses totaled approximately $200 million, which were mostly Japan-related. AIG estimates that it has exhausted approximately $700 million of the $750 million retention under its North America aggregate catastrophe reinsurance program following the California mudslides, Hurricane Florence and assuming the high end of the previously disclosed loss estimate range for Hurricane Michael.

General Insurance Accident Year Combined Ratio Slightly Deteriorates, Accident Year Loss Ratio Improves – Severe Loss Global Aggregate Cover Attaches – Third quarter General Insurance loss ratio of 88.6 included 22.0 points from the aforementioned catastrophe losses. The accident year loss ratio, as adjusted, of 63.6 improved on a sequential and year-over-year basis and included severe losses of $153 million (2.2 pts).  In the third quarter, AIG reached the attachment point on the property aggregate reinsurance cover for severe losses, offering a significant level of protection against additional severe losses in the fourth quarter. The third quarter expense ratio of 35.8 compared to the prior year quarter primarily reflected an increase in the North America acquisition ratio due to strategic changes in Personal Insurance business mix towards lower loss ratio and higher commission businesses.  General operating expenses (GOE) of $995 million increased 8.5% compared to the prior-year quarter. Excluding Validus GOE of $89 million, GOE decreased 1% compared to the prior-year quarter and decreased 5% on a sequential basis.

FOR IMMEDIATE RELEASE

Incremental Net Loss Reserve Development – Net prior year loss reserve development year-to-date was favorable by $3 million, and adverse by $170 million for the quarter. North America Personal Insurance was adverse by $148 million for the quarter driven largely by updated loss estimates for the 2017 California wildfires. North America Commercial Lines reserves were slightly favorable by $14 million, as favorable development on Commercial Auto, short-tail lines and the amortization benefit from the adverse development cover (ADC) deferred gain were partially offset by the strengthening of Excess Casualty reserves. Excess Casualty development included higher loss activity related to construction defects claims and multi-year construction projects that cover all contractors on the site associated with accident years 2015 and prior, which are covered under the ADC. We also saw higher than expected loss severity for accident years 2016 and 2017. The 80% share of the 2015 and prior adverse reserve development that was ceded under the ADC and excluded from Adjusted pre-tax income was $723 million. Paid claims related to the business covered by the ADC were $1.2 billion and remain consistent with expectations.

Agreement To Acquire Glatfelter Insurance Group – Glatfelter Insurance Group is expected to bring high-quality program underwriting capabilities and accelerate the strategic positioning of our programs business.

Life and Retirement Earnings Deliver Solid Double Digit Adjusted ROE – Third quarter adjusted pre-tax income was $713 million reflecting a negative pre-tax adjustment of $98 million from our annual actuarial update. Adjusted ROE was 11.2% including the actuarial assumption update or approximately 13% excluding the after-tax impact of this item.

Legacy Results Include Catastrophe Losses – Third quarter adjusted pre-tax income of $84 million, compared to $286 million in the prior-year quarter, reflected lower net investment income, catastrophe losses in Japan of $57 million and lower gain from fair value option assets, as well as the sale of the Life Settlement portfolio in 2017. The sale of 19.9% of AIG’s ownership interest in Fortitude Holdings, the parent of Fortitude Re (formerly DSA Re), to The Carlyle Group L.P. is expected to close in the fourth quarter.

Net Investment Income Reflects Strong Private Equity Returns – Third quarter net investment income from our insurance companies, including the Legacy insurance portfolios, increased 1.4% from the prior-year quarter to $3.4 billion. The third quarter included Validus and benefited from strong private equity returns. Net investment income from our insurance companies including the Legacy insurance portfolios, totaled $9.9 billion for the first nine months of 2018.

Liquidity and Capital – As of September 30, 2018, AIG Parent liquidity stood at approximately $4.5 billion. In the third quarter, AIG Parent received approximately $1.8 billion of distributions from insurance subsidiaries in the form of cash and fixed maturity securities, including tax sharing payments. In the third quarter, AIG repurchased 6.6 million shares of common stock for $348 million and warrants for $2 million. AIG completed the acquisition of Validus for $5.5 billion in the third quarter.

FOR IMMEDIATE RELEASE

Book Value per Common Share – As of September 30, 2018, book value per common share was $66.23 compared to $72.49 at December 31, 2017. Book value per common share excluding accumulated other comprehensive income and deferred tax assets (Adjusted book value per common share) decreased 3.1% to $55.58 in the third quarter primarily due to catastrophe losses and an increase in the ADC deferred gain.

GENERAL INSURANCE

	Three Months Ended September 30,
($ in millions)	2018	2017	Change
Total General Insurance
Gross premiums written	$8,668	$8,426	3%
Net premiums written	$6,835	$6,577	4
Underwriting loss	$(1,726)	$(3,796)	55
Adjusted pre-tax loss	$(825)	$(2,933)	72

Underwriting ratios:
Loss ratio	88.6	124.1	(35.5	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(22.0)	(45.4)	23.4
Prior year development	(2.7)	(12.7)	10.0
Adjustments for ceded premium under reinsurance contracts and other	(0.3)	-	(0.3)
Accident year loss ratio, as adjusted	63.6	66.0	(2.4)
Expense ratio	35.8	33.0	2.8
Combined ratio	124.4	157.1	(32.7)
Accident year combined ratio, as adjusted	99.4	99.0	0.4

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended September 30,
($ in millions)	2018	2017	Change
North America
Net premiums written	$3,164	$2,942	8%
Commercial Lines	2,229	2,118	5
Personal Insurance	935	824	13

Underwriting loss	$(987)	$(2,940)	66
Commercial Lines	(609)	(2,684)	77
Personal Insurance	(378)	(256)	(48)

Adjusted pre-tax loss	$(160)	$(2,193)	93

Underwriting ratios:
North America
Loss ratio	98.8	175.0	(76.2	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(23.7)	(78.8)	55.1
Prior year development	(4.8)	(19.0)	14.2
Adjustments for ceded premium under reinsurance contracts and other	(0.5)	-	(0.5)
Accident year loss ratio, as adjusted	69.8	77.2	(7.4)
Expense ratio	31.1	26.8	4.3
Combined ratio	129.9	201.8	(71.9)
Accident year combined ratio, as adjusted	100.9	104.0	(3.1)

North America Commercial Lines
Loss ratio	98.5	205.0	(106.5	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(21.6)	(95.7)	74.1
Prior year development	(0.6)	(25.6)	25.0
Adjustments for ceded premium under reinsurance contracts and other	(0.7)	-	(0.7)
Accident year loss ratio, as adjusted	75.6	83.7	(8.1)
Expense ratio	26.6	23.3	3.3
Combined ratio	125.1	228.3	(103.2)
Accident year combined ratio, as adjusted	102.2	107.0	(4.8)

North America Personal Insurance
Loss ratio	99.8	96.4	3.4	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(29.7)	(34.6)	4.9
Prior year development	(16.9)	(1.7)	(15.2)
Accident year loss ratio, as adjusted	53.2	60.1	(6.9)
Expense ratio	43.3	35.8	7.5
Combined ratio	143.1	132.2	10.9
Accident year combined ratio, as adjusted	96.5	95.9	0.6

FOR IMMEDIATE RELEASE

All comparisons are against the third quarter of 2017, unless otherwise indicated. Refer to the AIG Third Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	Adjusted pre-tax loss of $160 million included $791 million of catastrophe-related losses, net of reinsurance, and $88 million of severe losses. Net unfavorable prior year loss reserve development of $134 million included $148 million of unfavorable prior year loss development in Personal Insurance primarily related to development from 2017 catastrophe losses, partially offset by $14 million of favorable prior year loss development from Commercial Lines which included the amortization of the deferred gain from the ADC with NICO. The increase in net investment income was primarily driven by the Validus acquisition.

•	Net premiums written increased by 7.5%, largely due to additional premiums from the acquisition of Validus of $275 million, lower ceded premiums due to changes in the 2018 reinsurance programs and growth in Personal Insurance businesses.

•	The improvement in the North America loss ratio was driven by significantly lower catastrophe losses and lower unfavorable prior year loss reserve development. The accident year loss ratio, as adjusted, improved 7.4 points, benefiting from changes in portfolio mix and the impact of lower severe losses (1.1 pts) compared to the prior-year quarter, partially offset by the impact of changes in 2018 reinsurance programs. The third quarter 2017 included a year-to date increase in accident year loss estimates for Property.

•	The increase in the expense ratio reflected a higher acquisition expense ratio driven by changes in Personal Insurance’s portfolio mix and an increase in GOE related to strategic initiatives.

General Insurance - International

	Three Months Ended September 30,
($ in millions)	2018	2017	Change
International
Net premiums written	$3,671	$3,635	1%
Commercial Lines	1,810	1,652	10
Personal Insurance	1,861	1,983	(6)

Underwriting loss	$(739)	$(856)	14
Commercial Lines	(423)	(956)	56
Personal Insurance	(316)	100	NM

Adjusted pre-tax loss	$(665)	$(740)	10

FOR IMMEDIATE RELEASE

	Three Months Ended September 30,
($ in millions)	2018	2017	Change
Underwriting ratios:
International
Loss ratio	79.7	85.0	(5.3	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(20.5)	(19.8)	(0.7)
Prior year development	(1.0)	(7.9)	6.9
Accident year loss ratio, as adjusted	58.2	57.3	0.9
Expense ratio	39.9	37.9	2.0
Combined ratio	119.6	122.9	(3.3)
Accident year combined ratio, as adjusted	98.1	95.2	2.9

International Commercial Lines
Loss ratio	87.6	124.1	(36.5	) pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(20.6)	(41.7)	21.1
Prior year development	(3.6)	(17.9)	14.3
Accident year loss ratio, as adjusted	63.4	64.5	(1.1)
Expense ratio	35.6	31.3	4.3
Combined ratio	123.2	155.4	(32.2)
Accident year combined ratio, as adjusted	99.0	95.8	3.2

International Personal Insurance
Loss ratio	72.4	51.7	20.7	pts
Impact on loss ratio:
Catastrophe losses and reinstatement premiums	(20.5)	(1.1)	(19.4)
Prior year development	1.5	0.7	0.8
Accident year loss ratio, as adjusted	53.4	51.3	2.1
Expense ratio	43.8	43.4	0.4
Combined ratio	116.2	95.1	21.1
Accident year combined ratio, as adjusted	97.2	94.7	2.5

All comparisons are against the third quarter of 2017, unless otherwise indicated. Refer to the AIG Third Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	Adjusted pre-tax loss of $665 million included $776 million of catastrophe-related losses, net of reinsurance, severe losses of $65 million and unfavorable prior year loss reserve development of $38 million. The decrease in net investment income reflects lower income from equity method investments and fair value option securities.

•	Net premiums written increased slightly on a reported and constant dollar basis. The increase in net premiums written was due to the inclusion of additional premiums of $165 million from the acquisition of Validus, growth in our European Financial Lines business and Accident and Health and Personal Lines businesses in Asia Pacific.

•	The third quarter loss ratio was 79.7. The accident year loss ratio, as adjusted, increased 0.9 points to 58.2, driven by higher attritional losses in Commercial Lines, partially offset by lower severe losses (1.8 pts) compared to the prior-year quarter.

FOR IMMEDIATE RELEASE

•	The expense ratio increased due to a higher acquisition ratio from changes in business mix combined with changes in the 2018 reinsurance program.

LIFE AND RETIREMENT

	Three Months Ended September 30,
($ in millions)	2018	2017	Change
Life and Retirement
Premiums & Fees	$943	$2,001	(53)%
Net Investment Income	1,960	1,907	3
Adjusted Revenue	3,146	4,136	(24)
Benefits, losses and expenses	2,433	2,978	(18)
Adjusted pre-tax income	713	1,158	(38)
Premiums and deposits	6,779	6,797	-

Individual Retirement
Premiums & Fees	$213	$212	-%
Net Investment Income	956	973	(2)
Adjusted Revenue	1,335	1,343	(1)
Benefits, losses and expenses	942	625	51
Adjusted pre-tax income	393	718	(45)
Premiums and deposits	3,616	2,526	43
Net flows	(545)	(718)	24

Group Retirement
Premiums & Fees	$124	$121	2%
Net Investment Income	531	524	1
Adjusted Revenue	718	702	2
Benefits, losses and expenses	476	453	5
Adjusted pre-tax income	242	249	(3)
Premiums and deposits	2,116	1,860	14
Net flows	(986)	(15)	NM

Life Insurance
Premiums & Fees	$520	$727	(28)%
Net Investment Income	275	260	6
Adjusted Revenue	809	1,000	(19)
Benefits, losses and expenses	793	888	(11)
Adjusted pre-tax income	16	112	(86)
Premiums and deposits	978	935	5

Institutional Markets
Premiums & Fees	$86	$941	(91)%
Net Investment Income	198	150	32
Adjusted Revenue	284	1,091	(74)
Benefits, losses and expenses	222	1,012	(78)
Adjusted pre-tax income	62	79	(22)
Premiums and deposits	69	1,476	(95)

FOR IMMEDIATE RELEASE

All comparisons are against the third quarter of 2017, unless otherwise indicated. Refer to the AIG Third Quarter 2018 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

•	In Individual Retirement, adjusted pre-tax income reflected net unfavorable adjustments as a result of the annual actuarial assumption update of $52 million compared to net favorable adjustments of $242 million in the prior-year quarter. Fee income increased primarily from strong levels of assets under management. Net investment income decreased due to lower yield enhancement income and alternative investment income. Net flows excluding Retail Mutual Funds were positive and reflected strong sales.

•	In Group Retirement, adjusted pre-tax income reflected continued investments made in the business partially offset by higher fee income and advisory fee income primarily from strong levels of assets under administration. Yield enhancement income increased primarily due to increased income from bond call and tender and other investment income. Base spreads, excluding accretion and other investment income, were in line with the prior-year quarter. Group Retirement net flows reflect outflows due to the loss of two large plan accounts.

•	In Life Insurance, adjusted pre-tax income reflected net unfavorable adjustments as a result of the annual actuarial assumption update of $63 million compared to net favorable adjustments of $29 million in the prior-year quarter. Mortality was favorable to pricing expectations.

•	In Institutional Markets, adjusted pre-tax income reflected increased longevity, and lower policy fees, partially offset by strong in-force business and higher net investment income.

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, November 1, 2018 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

FOR IMMEDIATE RELEASE

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	negative impacts on customers, business partners and other stakeholders;
•	the occurrence of catastrophic events, both natural and man-made;
•	AIG’s ability to successfully reorganize its businesses, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets, or successfully integrate acquired businesses;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	changes in judgments concerning potential cost saving opportunities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	AIG’s ability to successfully manage Legacy portfolios;
•	concentrations in AIG’s investment portfolios;
•	actions by credit rating agencies;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject, including as a global systemically important insurer;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 (which will be filed with the SEC), Part I, Item 2. MD&A and Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2017.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

# # #

FOR IMMEDIATE RELEASE

COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2018 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

AIG Return on Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG by average Adjusted Shareholders’ Equity.

FOR IMMEDIATE RELEASE

Core and Life and Retirement Adjusted Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Equity – Adjusted After-tax Income (Adjusted Return on Attributed Equity) is used to show the rate of return on Adjusted Attributed Equity. Adjusted Return on Attributed Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense and income tax expense from adjusted pre-tax income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•   changes in fair value of securities used to hedge guaranteed living benefits;

•   changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•   loss (gain) on extinguishment of debt;

•   all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•   income or loss from discontinued operations;

•   pension expense related to a one-time lump sum payment to former employees;

•   income and loss from divested businesses;

•   non-operating litigation reserves and settlements;

•   restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•   the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•   net loss reserve discount benefit (charge); and

•   integration and transaction costs associated with acquired businesses.

Adjusted After-tax Income attributable to AIG (AATI) is derived by excluding the tax effected APTI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act).

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

FOR IMMEDIATE RELEASE

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

FOR IMMEDIATE RELEASE

Results from discontinued operations are excluded from all of these measures.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (Loss)

	Three Months Ended September 30,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income (loss), including noncontrolling interests	$(1,527)	$(307)	$(1,258)	$(2,803)	$(1,091)	$(1,714)
Noncontrolling interest	-	-	(1)	-	-	(25)
Pre-tax income/net income (loss) attributable to AIG	(1,527)	(307)	(1,259)	(2,803)	(1,091)	(1,739)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(54)	54	-	(11)	11
Deferred income tax valuation allowance (releases) charges	-	(5)	5	-	2	(2)
Changes in fair value of securities used to hedge guaranteed living benefits	14	3	11	(26)	(9)	(17)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(76)	(16)	(60)	(84)	(29)	(55)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	605	128	477	(7)	(2)	(5)
(Gain) loss on extinguishment of debt	1	-	1	1	1	-
Net realized capital losses*	524	127	397	922	316	606
Noncontrolling interest on net realized capital losses	-	-	(1)	-	-	1
Loss from discontinued operations	-	-	39	-	-	1
(Income) loss from divested businesses	(2)	(1)	(1)	13	7	6
Non-operating litigation reserves and settlements	5	2	3	-	-	-
Net loss reserve discount (benefit) charge	(86)	(18)	(68)	48	20	28
Pension expense related to a one-time lump sum payment to former employees	-	-	-	49	16	33
Integration and transaction costs associated with acquired businesses	91	19	72	-	-	-
Restructuring and other costs	35	6	29	31	10	21
Adjusted pre-tax loss/Adjusted after-tax loss	$(416)	$(116)	$(301)	$(1,856)	$(770)	$(1,111)

	Nine Months Ended September 30,
	2018			2017
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income/net income (loss), including noncontrolling interests	$952	$291	$623	$591	$(18)	$610
Noncontrolling interest	-	-	(7)	-	-	(34)
Pre-tax income/net income (loss) attributable to AIG	952	291	616	591	(18)	576
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(53)	53	-	(27)	27
Deferred income tax valuation allowance (releases) charges	-	(42)	42	-	23	(23)
Changes in fair value of securities used to hedge guaranteed living benefits	127	27	100	(117)	(41)	(76)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(46)	(10)	(36)	(195)	(68)	(127)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	607	128	479	258	91	167
(Gain) loss on extinguishment of debt	10	2	8	(4)	(1)	(3)
Net realized capital losses*	388	97	291	1,106	401	705
Noncontrolling interest on net realized capital losses	-	-	(2)	-	-	6
(Income) loss from discontinued operations	-	-	40	-	-	(7)
(Income) loss from divested businesses	(35)	(8)	(27)	173	41	132
Non-operating litigation reserves and settlements	30	7	23	(86)	(30)	(56)
Net loss reserve discount (benefit) charge	(305)	(64)	(241)	283	101	182
Pension expense related to a one-time lump sum payment to former employees	-	-	-	50	17	33
Integration and transaction costs associated with acquired businesses	91	19	72	-	-	-
Restructuring and other costs	259	54	205	259	90	169
Adjusted pre-tax income/Adjusted after-tax income	$2,078	$448	$1,623	$2,318	$579	$1,705

* Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
			% Inc.			% Inc.
	2018	2017	(Dec.)	2018	2017	(Dec.)
Loss per common share:
Basic
Income (loss) from continuing operations	$(1.37)	$(1.91)	28.3%	$0.72	$0.60	20.0%
Income (loss) from discontinued operations	(0.04)	-	NM	(0.04)	0.01	NM
Net income (loss) attributable to AIG	$(1.41)	$(1.91)	26.2	$0.68	$0.61	11.5

Diluted
Income (loss) from continuing operations	$(1.37)	$(1.91)	28.3	$0.71	$0.59	20.3
Income (loss) from discontinued operations	(0.04)	-	NM	(0.04)	0.01	NM
Net income (loss) attributable to AIG	$(1.41)	$(1.91)	26.2	$0.67	$0.60	11.7
Adjusted after-tax income (loss) attributable to AIG per diluted share	$(0.34)	$(1.22)	72.1%	$1.77	$1.77	-%

Weighted average shares outstanding:
Basic	895.2	908.7		902.1	938.1
Diluted (a)(b)	895.2	908.7		916.8	961.3

Return on equity (c)	(8.4)%	(9.5)%		1.3%	1.0%
Adjusted return on equity (d)	(2.4)%	(8.4)%		4.3%	4.1%

As of period end:	September 30, 2018	June 30, 2018	September 30, 2017	December 31, 2017
Total AIG shareholders' equity	$58,586	$61,186	$72,468	$65,171
Accumulated other comprehensive income (AOCI)	(536)	230	5,939	5,465
Total AIG shareholders' equity, excluding AOCI	59,122	60,956	66,529	59,706

Deferred tax assets (e)	9,953	9,853	14,897	10,492
Total adjusted AIG shareholders' equity	$49,169	$51,103	$51,632	$49,214

	September 30,	June 30,	% Inc.	September 30,	% Inc.	December 31,	% Inc.
As of period end:	2018	2018	(Dec.)	2017	(Dec.)	2017	(Dec.)
Book value per common share (f)	$66.23	$68.65	(3.5)%	$80.62	(17.8)%	$72.49	(8.6)%
Book value per common share, excluding AOCI (g)	$66.83	$68.40	(2.3)	$74.01	(9.7)	$66.41	0.6
Adjusted book value per common share (h)	$55.58	$57.34	(3.1)	$57.44	(3.2)	$54.74	1.5

Total common shares outstanding	884.6	891.2		898.9		899.0

Financial highlights - notes

(a)   For the three-month periods ended September 30, 2018 and 2017, because we reported net losses and adjusted after-tax losses, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from these calculations were 13,538,168 and 22,459,868 shares, respectively.

(b)   Diluted shares in the diluted EPS calculation represent basic shares for the three-month periods ended September 30, 2018 and 2017 due to the net losses in those periods.

(c)   Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders' equity. Equity includes AOCI and DTA.

(d)   Computed as Annualized Adjusted after-tax income attributable to AIG divided by Adjusted Shareholders' Equity.

(e)   Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

(f)    Represents total AIG shareholders' equity divided by Total common shares outstanding.

(g)   Represents total AIG shareholders' equity, excluding AOCI, divided by Total common shares outstanding.

(h)   Represents Adjusted Shareholders' Equity, divided by Total common shares outstanding.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per share amounts)

Reconciliations of Life and Retirement Adjusted Return on Equity

	Three Months Ended
	September 30,
	2018	2017

Adjusted pre-tax income	$713	$1,158
Interest expense on attributed financial debt	30	5
Adjusted pre-tax income including attributed interest expenses	683	1,153
Income tax expense	134	374
Adjusted after-tax income	549	779

Ending adjusted attributed equity	$19,254	$20,983
Average adjusted attributed equity	$19,613	$20,934
Adjusted return on attributed equity	11.2%	14.9%

Annual actuarial assumption update, net of tax	$(79)
Adjusted return on attributed equity (excluding Annual actuarial assumption update)	12.8%

Reconciliations of Core Adjusted Return on Equity

	Three Months Ended September 30,
	2018	2017

Adjusted pre-tax loss	$(500)	$(2,142)
Interest expense (benefit) on attributed financial debt	-	(42)
Adjusted pre-tax loss including attributed interest expenses	(500)	(2,100)
Income tax benefit	(134)	(849)
Adjusted after-tax loss	(366)	(1,251)

Ending adjusted attributed equity	$40,358	$41,751
Average adjusted attributed equity	$41,097	$43,161
Adjusted return on attributed equity	(3.6)%	(11.6)%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	September 30, 2018
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	1.9%
Foreign exchange effect	(0.9)
Increase (decrease) as reported in U.S. dollars	1.0%

Reconciliation of Insurance Company Net Investment Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net investment income per Consolidated Statement of Operations	$3,396	$3,416	$9,722	$10,715
Changes in fair value of securities used to hedge guaranteed living benefits	14	(26)	127	(117)
Net realized capital gains related to non-qualifying hedges	28	-	66	-
Total Insurance Company Net investment income	$3,438	$3,390	$9,915	$10,598

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	September 30,
	2018	2017
Individual Retirement:
Premiums	$9	$22
Deposits	3,609	2,504
Other	(2)	-
Total premiums and deposits	$3,616	$2,526

Group Retirement:
Premiums	$9	$8
Deposits	2,107	1,852
Other	-	-
Total premiums and deposits	$2,116	$1,860

Life Insurance:
Premiums	$379	$384
Deposits	410	371
Other	189	180
Total premiums and deposits	$978	$935

Institutional Markets:
Premiums	$46	$897
Deposits	17	573
Other	6	6
Total premiums and deposits	$69	$1,476

Total Life and Retirement:
Premiums	$443	$1,311
Deposits	6,143	5,300
Other	193	186
Total premiums and deposits	$6,779	$6,797